EXHIBIT 10.3

Attention:	President

Facsimile Number:	(832) 636-___

Date:	[ ]

Reference:	WES [ ]
Commodity Swap
CONFIRMATION
The purpose of this facsimile (this “Confirmation”) is to confirm the terms and conditions of the commodity swap transaction entered into between Anadarko Petroleum Corporation (“Anadarko”) and Western Gas Partners, LP (the “Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation supersedes any previous Confirmation or other written communication with respect to the Transaction described below and evidences a complete binding agreement between you and us as to the terms of the Transaction described below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the Commodity Definitions as such term is defined in the Agreement (the “Commodity Definitions”), are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern for purposes of the Transaction. Capitalized terms used in this Confirmation and not defined in this Confirmation or the Commodity Definitions shall have the respective meanings assigned in the Agreement. Each party hereto agrees to make payment to the other party hereto in accordance with the provisions of this Confirmation and of the Agreement.
This Confirmation supplements, forms a part of, and is subject to the ISDA Master Agreement dated as of December 19, 2008, as amended and supplemented from time to time (the “Agreement”) between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.
The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[ ]

Effective Date:	[ ]

Termination Date:	[ ]

Commodity:	[Natural Gas] [Ethane, Propane, Is Butane, Normal Butane, Natural Gasoline, Condensate]

Total Notional Quantity:	Sum of Notional Quantities in each Calculation Period

Notional Quantity per Calculation Period:	[Actual volumes, in MMBTUs, purchased by Western Gas Partners, LP to comply with its keep whole obligations under the [ Contracts]. Such keep whole volumes (the “Keep Whole Volumes”) shall be equal to the amount during a Calculation Period by which the total natural gas required to be redelivered to the producers under the [ Contracts] exceeds the Producer Provided Natural Gas for such Calculation Period. For purposes of this Confirmation the “Producer Provided Natural Gas” shall be equal to sum of (a) the natural gas Counterparty receives as compensation for services provided by Counterparty pursuant to the [ Contracts] plus (b) the amount of residue natural gas remaining following gathering, services, processing, conditioning and transporting of the natural gas originally delivered by the producers to Western Gas Partners, LP pursuant to the [ Contracts]. For purposes of this Confirmation the “[ Contracts]” shall be all natural gas or natural gas liquids gathering, services, processing, conditioning, transporting or similar contracts with respect to the [ ] Gathering System and/or [ ] Plants and all amendments, modifications, restatements or replacements thereof. For purposes of this Confirmation the “[ ] Gathering System” and “[ ] Plants” shall have the meanings given to such terms in the Contribution Agreement which conveys such system and plants to Western Gas Partners, LP, on or about the Trade Date hereof. If during any Calculation Period the Producer Provided Natural Gas exceeds the natural gas required to be redelivered to the producers under the [ Contracts], then for such Calculation Period this Confirmation shall be applicable in accordance with its other terms subject to the following three modifications: (i) Counterparty shall be the Floating Price Payer, (ii) Anadarko shall be the Fixed Price Payer and (iii) The Notional Quantity shall be the amount by which the Producer Provided Natural Gas exceeds the natural gas required to be redelivered to the producers under the [ Contracts]. or [Actual volumes, in MMBTUs, retained by Western Gas Partners, LP as payment from the percentage of proceeds contracts at the [ ] facilities ]] [Actual volumes, in barrels, retained by Western Gas Partners, LP as compensation for services provided by Western Gas Partners, LP pursuant to the [ Contracts], (the “Liquids Volumes”). For purposes of this Confirmation the “[ Contracts]” shall be all natural gas or natural gas liquids gathering, services, processing, conditioning, transporting or similar contracts with respect to the [ Gathering System] and/or [ Plants] and all amendments, modifications, restatements or replacements thereof. For purposes of this Confirmation the “[ ] Gathering System” and “[ ] Plants” shall have the meanings given to such terms in the Contribution Agreement which conveys such system and plants to Western Gas Partners, LP on or about the Trade Date hereof. or [Actual volumes retained by Western Gas Partners, LP as net payment from the [ ] facilities.]]

Calculation Period(s):	Each consecutive calendar month, from and including the Effective Date, to and including the Termination Date.

Payment Date(s):	In respect of each Calculation Period, the fifth Business Day following the Pricing Date in such Calculation Period.

Fixed Amount Details:

Fixed Price Payer:	[ ]

Fixed Price:	USD [ ] per [MMBTU] [per barrel]

Floating Amount Details:

Floating Price Payer:	[ ]

Floating Price:	[A price per MMBTU equal to (a) the actual net proceeds paid for the Keep Whole Volumes of natural gas for the applicable Calculation Period divided by (b) the Notional Quantity for such Calculation Period.] [A price per barrel with respect to the applicable commodity equal to (a) the actual amount received as payment by the Floating Price Payer from the sale of the Liquids Volumes of the applicable commodity for the applicable Calculation Period divided by (b) the Notional Quantity of the applicable commodity for such Calculation Period.]

Delivery Date:	In respect of each Calculation Period, the calendar month and year corresponding to such Calculation Period.

Pricing Date(s):	In respect of each Calculation Period, the date 20 days after the end of such Calculation Period.

Offices:

Anadarko:	1201 Lake Robbins Drive, The Woodlands, TX 77380
Counterparty:	1201 Lake Robbins Drive, The Woodlands, TX 77380

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within two (2) Business Days by promptly signing in the space provided below and faxing the signed copy to Anadarko.

For and on behalf of Anadarko Petroleum Corporation

Name:
Authorized Signatory Date:

For and on behalf of Western Gas Partners, LP
By:	Western Gas Holdings, LLC, its general partner
Name:
Authorized Signatory Date:

[Renewal provisions for Powder River Hedges:
Renewal Option:
During the last month of the Calculation Period, Floating Price Payor shall have the right but not the obligation to enter into a new transaction with the same terms as this confirmation except as follows:
The new Trade Date shall be the date of the new transaction;
The new Effective Date shall be two (2) years or four (4) years, as applicable, from the Effective Date set forth in this Confirmation;
The new Termination Date shall be two (2) years or four (4) years, as applicable, from the Termination Date set forth in this Confirmation; and
The new Fixed Price shall be the forward market price at the new Trade Date, where the forward market price shall be deemed to be
[the NYMEX-Henry Hub settlement price less the CIG basis two (2) Business Days prior to the new Trade Date for the twelve (12) month period ending with the new Termination Date. The forward market price will be further reduced by the weighted average of the transportation expense (for any periods that fall within a portion of the period from the Trade Date through the new Termination Date), set forth in the then existing contracts between MIGC, on the one hand, and Anadarko and/or its affiliates including Western Gas Resources, Inc. and Anadarko Energy Services Company, on the other hand.]
[the amount calculated by the following formula: (a) the NYMEX-WTI settlement price two (2) business Days prior to the new Trade Date for the twelve (12) month period ending with the new Termination Date, multiplied by (b) a fraction, the numerator of which is (i) the average price for such commodity for the thirty-six (36) month period ending with the new Trade Date, and the denominator of which is (ii) the average NYMEX-WTI price for the thirty-six (36) month period prior to the new Trade Date, less (c) Enterprise’s posted tariff for liquids transportation from southwest Wyoming delivered to Mont Belvieu for the twelve (12) month period ending with the new Termination Date and less (d) a fractionation fee equal to the weighted average of the contracted fractionation fees (for any periods that fall within a portion of the period from the Trade Date through the new Termination Date), set forth in the Mont Belvieu fractionation contracts in place on the Trade Date with Anadarko and/or its affiliates.]
Floating Price Payor’s exercise of the Renewal Option with respect to a transaction outstanding under this confirmation (“Extended Transaction”) shall be subject to the following:
1. The Renewal Option can only be exercised with respect to an Extended Transaction on December 15, [___], and December 15, [___], as applicable.
2. The Renewal Option shall terminate immediately and shall be of no further force or effect if at any time (a) Fixed Price Payor shall cease to own, directly or indirectly, 51% of the voting membership interest of Floating Price Payor’s general partner or (b) Floating Price Payor’s general partner shall cease to either be or control the sole general partner of Floating Price Payor.]